Exhibit 10.7

LOAN AGREEMENT

This Loan Agreement (the “Agreement”) is entered into force and effect as of the 1st October 2018, by canceling on a mutual consent, the agreement entered on May 16, 2018 (Hereinafter the “Effective Date”) by and between G Medical Innovations Holdings Ltd., ARBN 617 204 743, a company organized and existing under the laws of the Cayman Islands (the “Company”) and Mr. Yacov Geva, holder of Israeli ID no. __________ (the “Lender”).

WHEREAS, the Company wishes to receive a loan secured by Promissory note, in the aggregate amount of up to US$ 10,000,000, include the amounts already landed, (Hereinafter the “Principal Amount”) from the Lender, and the Lender agrees to grant such loan to the Company, all pursuant to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements contained herein, the parties hereto, intending to be legally bound, agree as follows:

1.	Disbursement of Loan

1.1.	At any time prior to the Repayment Date, the Company shall be entitled to draw amounts on account of the Principle Amount, by provision to the Lender of a written notice setting forth the requested amount. The Lender shall transfer the drawn amount by wire transfer to the Company’s bank account within 7 business days from receipt of the notice.

1.2.	The Company will use the proceeds of the Principal Amount to fund inventory and medical device purchases and for working capital purposes.

2.	Interest

2.1.	The Loan Amount, actually landed up to the signing of this agreement, shall bear interest at a fixed rate of 10% per annum, calculated on a linear basis from the disbursement date of each installment of the Principal Amount until April 30, 2019 in accordance with the terms hereunder (the “Interest”).

2.2.	Any Loan Amount that will be landed from this day of signing, up to the April 30, 2019 shall bear interest at a fixed rate of 12% per annum, calculated on a linear basis from the disbursement date of each installment of the Principal Amount up to its repayment in accordance with the terms hereunder (the “Interest”).

2.3.	Any accrued and unpaid Interest applicable to the Principal Amount or any portion thereof shall be payable to the Lender together with the repayment of the Principal Amount in accordance with the provisions hereof.

2.4.	The Principal Amount together with the Interest, shall be referred to hereunder as the “Loan Amount”.

3.	Repayment

3.1.	The Company shall repay the entire Loan Amount in cash by no later than April 30, 2019 (the “Repayment Date”).

3.2.	Notwithstanding the above, its hereby mutually agreed, that upon lander sole option at his sole discretion, this loan agreement can be extended from repayment date to December 31, 2019 at a fixed interest rate of 15% per annum, calculated on a linear basis from the disbursement date of each installment of the Principal Amount and until its repayment in accordance with the terms hereunder (the “Interest”).

3.3.	For avoidance of any doubt, if the loan agreement will be extended, for any reason whatsoever to December 31, 2019, the Loan Amount shall bear interest at a fixed rate of 15% per annum, calculated on a linear basis from the disbursement date of each installment of the Principal Amount from April 30, 2019 up to its repayment in full accordance with the terms hereunder (the “Interest”)

3.4.	Repayment shall be made in US dollars by wire to such account(s) as the Lender may designate in writing.

3.5.	Notwithstanding the above, the Company may, at its discretion, repay the Loan Amount (in whole or in part) prior to the Repayment Date. The Company shall notify the Lender of any such early repayment no less than five (5) business days before the date of repayment.

3.5.	This Agreement shall expire upon the full and final repayment by the Company of the Loan Amount drawn by the Company prior to the Repayment Date.

3.6.	Any taxes shall be withheld by the Company at the time of repayment of the outstanding Loan Amount, as applicable. VAT shall apply, if and as required by applicable law.

4.	Representations and Warranties

4.1.	The Company represents and warrants to the Lender that (i) the Company has all requisite corporate power and authority to execute and deliver this Agreement and to carry out and perform its obligations under this Agreement; (ii) the execution of this Agreement and the completion of the transaction contemplated hereby shall not be in violation of the articles of association of the Company or any agreement to which the Company is a party, and (iii) no consents, authorizations or approvals or waivers of any kind of any governmental authority or other third party are required in connection with the execution or performance of this Agreement by the Company.

4.2.	The Company further represents that this Agreement constitutes a valid and legally binding obligation, enforceable against the Company in accordance with its terms, except as limited by applicable laws of general application affecting enforcement of creditors’ rights generally and by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies and general principles of equity.

4.3.	The Lender represents and warrants to the Company that it has all requisite power and authority to execute and deliver this Agreement and to carry out and perform its obligations under this Agreement.

4.4.	Both parties represent and warrant that transactions contemplated hereunder are carried out on an arm’s length basis.

5.	Events of Default

Notwithstanding anything to the contrary contained herein, upon the occurrence of each of the events set forth below in this Section 5 (each an “Event of Default”). the Lender shall be entitled (but shall not be required) (i) to activate the Promissory note in full and effect (ii) to demand immediate repayment of Loan Amount, in which case the Loan Amount shall be due and payable on the fifth (5th) business day following the delivery to the Company of such request:

5.1.	The commencement by or against the Company of any liquidation proceedings, bankruptcy, insolvency, moratorium, receivership, reorganization or similar proceeding.

5.2.	The appointment of a receiver, liquidator, special manager or trustee over all or any part of the Company’s assets, or the appointment of a permanent liquidator or permanent receiver to take possession of the material property or assets of the Company, or an attachment is placed on a material part of the property or assets of the Company, or the calling by the Company of a meeting of creditors for the purpose of entering into a scheme or arrangement with them.

6.	Miscellaneous

6.1.	Legal Representation. The Company and the Lender acknowledge and confirm that SHAHAR & Co. prepared this Agreement on behalf of both parties and that each has had the opportunity to consult with and retain separate counsel to review this Agreement. The Company and the Lender hereby consent to the joint representation of both parties by SHAHAR & Co. in connection with the preparation of this Assignment. It is agreed that the Company shall bear all the legal and other expenses associated with the Agreement.

6.2.	Amendment. This Agreement may not be modified or amended except by the mutual written agreement of the parties hereto.

6.3.	No Waiver. No failure, delay of forbearance of either party in exercising any power or right hereunder shall in any way restrict or diminish such party’s rights and powers under this Agreement, or operate as a waiver of any breach or nonperformance by either party of any terms of conditions hereof.

6.4.	Assignment. This Agreement shall not be assigned by a party hereof to a third party without the other party’s prior written consent and any attempt to effect an assignment of this Agreement or any portion thereof without obtaining such consent shall be null and void.

6.5.	Notices. All notices, approvals, requests. consents and other communications given pursuant to this Agreement shall be sent by electronic mail in English, and shall be deemed delivered on the first business day (in the recipient’s jurisdiction) following the day of sending (unless notice of failure of delivery was received), provided it was sent to the following address (as may be updated by written notice to the other party from time to time):

If to Company:	If to the Lender:

krtnelani@live.com	yacovg@gmedinnovations.com

6.6.	Unenforceability; Any provision to this Agreement which is found to be unenforceable, invalid or prohibited by law shall be deemed ineffective without invalidating the remainder of this Agreement to the extent possible. Each party has cooperated in the drafting and preparation of this Agreement. Therefore, this Agreement shall not be construed in favor of or against any party.

6.7.	Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof, and supersedes and replaces all previous agreements, understandings, commitments and arrangements, oral or written, with respect thereto. This Agreement may not be modified except by an instrument in writing executed by both of the parties hereto.

6.8.	Further Actions. At any time and from time to time, each party agrees, without further consideration, to take such actions and to execute and deliver such documents as may be reasonably necessary to effectuate the purpose of this Agreement.

6.9.	Governing Law and Jurisdiction. This Agreement shall he governed by and construed in accordance with the substantive laws of the State of Israel without giving effect to its principle or rules of conflicts of laws. Any dispute arising under or in relation to this Agreement shall be resolved in the competent court in Tel Aviv-Jaffa district only, and each of the parties hereby submits irrevocably to the exclusive jurisdiction of such court.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

COMPANY: G Medical Innovations Holdings Ltd.

BY:	/s/ Kenneth R. Melani
Title:	Chairman of the Board

THE LENDER: Mr. Yacov Geva

/s/ Yacov Geva

PROMISSORY NOTE-GUARANTY

FOR VALUE RECEIVED, the undersigned jointly and severally promise to pay to the order of Mr. Yacov Geva I.D. No. _________ (Hereinafter; “The Lender” and /or “The Holder”), the sum of ____ __________ ($) US Dollars, with interest thereon at the rate of ______ % per annum on the unpaid balance.

Said sum shall be payable as follows:

The undersigned shall have the right to prepay without penalty. In the event any payment due hereunder is not made when due, the entire balance shall be immediately due and payable at the option of the holder.

In the event of default, the undersigned agree to pay all reasonable attorney fees and costs of collection.

Each maker, surety, guarantor or endorser of this note waives presentation of payment, notice of non-payment, protest and notice of protest and agrees to all extensions, renewals, or release, discharge or exchange of any other party or collateral without notice.

GUARANTY

FOR VALUE RECEIVED, the undersigned do hereby guarantee payment of the above note and agree to remain fully bound until fully paid.

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